[On the Front End of Technology]

DIGITAL MEDIA GROUP, LTD.

CONSULTANT AGREEMENT

This Consultant Agreement is entered into by and between **WinSonic Digital Media Group, Ltd.**, a Nevada corporation (the "Company"), and **Thomas I. Weston, Jr. ("Thomas Weston")**, residing at 10490 Oxford Mill Circle, Alpharetta GA 30022 (hereinafter "Consultant"), effective this 17th day of June 2008 (the "Effective Date").

In consideration of the mutual promises contained herein, the parties hereto agree as follows.

SECTION 1: CONSULTING

1.1 Services.

(a) Consultant is a consultant to the Company and shall render those services to the Company that are set forth on Exhibit A hereto (hereinafter "Consultant's Duties"). Consultant shall consult with Winston D. Johnson, the Chairman and CEO of the Company, Katie C. Ashcraft CFO/Vice President of Finance of the Company, and/or such other personnel as designated by the CEO, with regard to Consultant's Duties.

(b) The Consultant will at all times conduct himself in a professional manner that positively reflects on the Company and its reputation. The Consultant will work in collaboration with the CEO, CFO/Vice President of Finance, and other designated employees and associates of the Company to facilitate the accomplishment of the goals set forth in this Agreement. Failure to meet this standard of conduct will automatically void this Agreement without opportunity to cure.

1.2 Compensation. Consultant's sole compensation under the terms of this Agreement shall in accordance with the schedule set forth in Exhibit B attached hereto.

1.3 Independent Contractor. This Agreement does not create an employer-employee relationship between the Company and Consultant. It is the parties' intention that Consultant be an independent contractor and not the Company's employee for any purposes, including, but not limited to, the application of the Fair Labor Standards Act minimum wage and overtime provisions, the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Tax Act, the provisions of the Internal Revenue Code and all state and local laws and regulations. Consultant shall indemnify and hold the Company harmless from all losses, injuries or damages, and wages or overtime compensation in relation to Consultant's services to the Company pursuant to this Agreement, including the payment of federal income taxes and/or withholding, reasonable attorneys' fees and costs in the defense of any claim made under the Fair

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Labor Standards Act or any other federal or state law. Consultant will retain sole and absolute discretion and judgment in the manner and means of carrying out Consultant's activities and responsibilities hereunder. Consultant agrees that Consultant's business is a separate and independent enterprise from that of the Company, that Consultant has a full opportunity to find other business, that Consultant has made Consultant's own investment in Consultant's business and that Consultant will utilize a high level of skill necessary to perform the work.

1.5 No Assignment by Consultant. This Agreement may not be assigned by Consultant without the prior written consent of the Company.

SECTION 2: CONFIDENTIALITY

In consideration of Consultant's access to the premises of the Company and/or Consultant's access to certain Confidential Information of the Company, in connection with Consultant's relationship with the Company, Consultant hereby represents and agrees as follows:

2.1 Confidential Information. For purposes of this Agreement, the term "Confidential Information" means:

(i) Any information that the Company possesses that has been created, discovered or developed by or for the Company, including that information developed by Consultant pursuant to this Agreement, or that has otherwise been made known to the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or

(ii) Any information that is related to the business of the Company and is generally not known by non-Company personnel.

(iii) By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, schematics, works of authorship, inventions (whether or not patentable or registrable under copyright, mask works or similar laws and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

2.2 Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

(a) Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and the Consultant; or

(b) Information received from a third party in rightful possession of such information who is not restricted from disclosing such information.

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2.3 Documents. Consultant agrees that, without the express written consent of the Company, Consultant will not remove from the Company's premises, any notes, formulas, programs, data, records, machines or any other documents or items that in any manner contain or constitute Confidential Information; nor will Consultant make reproductions or copies of same. If Consultant receives any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, Consultant shall be deemed to have received the express written consent of the Company. In the event that Consultant receives any such documents or items, other than through personal delivery as described herein, Consultant agrees to inform the Company promptly of Consultant's possession of such documents or items. Consultant shall promptly return any such documents or items, along with any reproductions or copies, to the Company upon the Company's demand or upon termination of Consultant's services.

2.4 No Disclosure or Use. Consultant agrees that Consultant will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of Consultant's relationship with the Company. Consultant further agrees that Consultant will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of Consultant's relationship with the Company, and that the provisions of this Section 2.4 shall survive termination of this Agreement.

2.5 Patents, Copyrights, Etc. Consultant acknowledges and agrees that all Confidential Information existing or developed by or for the Company shall be the sole property of the Company, and the Company shall be the sole owner of all patent, copyright, mask works and other rights and protections in connection therewith. Consultant hereby assigns to the Company all right, title and interest that Consultant may have to, or acquire in, all such Confidential Information. Upon learning of any Confidential Information not already disclosed to the Company during the term of this Agreement, Consultant agrees that Consultant will promptly disclose such Confidential Information to the Company.

2.6 Consultant Representations. Consultant hereby represents and warrants to Company that (a) Consultant has the right to enter into this Agreement.

2.7 Indemnification. Consultant hereby agrees to indemnify, defend and hold harmless Company, its officers, directors, employees, agents and shareholders, from and against any and all third party claims, actions, proceedings, liabilities or losses including, without limitation, reasonable attorneys' fees, arising from or based on: (a) a breach of the representations and warranties contained in Section 2.6 hereof; (b) the Consultant's negligence or intentional misconduct; or (c) the infringement of the intellectual property rights of a third party by Consultant. The Company hereby agrees to indemnify, defend and hold harmless the Consultant from and against any and all third party claims, actions, proceedings, liabilities or losses including, without limitation, reasonable attorneys' fees, arising from or based on: (a) the accuracy or content of any information provided by the Company to the public or regulatory agencies; or (b) the Company's negligence or intentional misconduct.

2.8 Remedies. Consultant understands that, in the event Consultant fails to comply with the provisions of Section 2 of this Agreement, the Company will suffer irreparable damage that may not be compensated adequately by monetary remedies. Accordingly, Consultant agrees

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that, in the event of Consultant's breach or threatened breach of the terms of Section 2, the Company shall be entitled to injunctive or other preliminary or equitable relief in addition to such other remedies as may be available to the Company for such breach or threatened breach, including damages.

SECTION THREE: TERM; TERMINATION

3.1 Term. Consultant is appointed on a monthly basis beginning on June 30, 2008 and ending on/before December 31, 2008. Upon receipt of investment funding greater than $750,000 (anticipated by July 30, 2008) and based upon satisfactory performance, then contract position may convert to permanent employment as Vice President of Finance at One Hundred Eighty Thousand dollars ($180,000) total annual compensation.

3.2 Termination.

(a) Termination without Cause. This Agreement may be terminated by either party for any reason or no reason upon seven (7) days prior written notice to the other party, including the conversion of contract to permanent position per Section 3.1 above.

(b) Termination for Cause. If either party defaults in the performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within five (5) business days, then the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the ten (10) business days, then the Agreement shall automatically terminate at the end of that period.

3.3 Return of Materials. All trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, literature, and sales aids of every kind shall remain the property of the Company. Within seven (7) days after the termination of this Agreement, Consultant shall return all such tangible items in its possession at the Company's expense. Consultant shall not make or retain any copies of any confidential items or information that may have been entrusted to her. Effective upon the termination of this Agreement, Consultant shall cease to use all trademarks, marks, and trade names of the Company.

3.4 LIMITATION ON LIABILITY.

IN NO EVENT SHALL THE COMPANY BE LIABLE FOR LOST PROFITS. IN NO EVENT SHALL THE COMPANY BE LIABLE TO CONSULTANT OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED ON ANY THEORY OF LIABILITY. THESE LIMITS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

SECTION 4: MISCELLANEOUS

4.1 Actions; Expenses. In the event of any action at law or in equity to enforce the provisions of this Agreement, the unsuccessful party shall pay to the other all costs and expenses so incurred, including attorneys' fees.

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4.2 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia, without regard to conflict of law principles.

4.3 Entire Agreement; Amendment; Waiver. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement.

4.4 Affiliated Companies. The term "Company" shall include any of the Company's subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

Consultant and the Company hereby accept and agree to the above terms and execute this Consultant Agreement under seal as of the date first set forth above.

WINSONIC DIGITAL MEDIA GROUP, LTD.

By: [signature]
Name: Winston D. Johnson
Title: Chairman and CEO

CONSULTANT:

Thomas I. Weston Jr. [signature]
Name: Thomas I. Weston, Jr.

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EXHIBIT A

SCOPE OF SERVICES

Consultant will provide role of "hands-on" services and oversight for accounting and financial reporting as listed below to include, but not limited to the following:

1) Responsible for ensuring segment and consolidation of Month-end accounting close of all subsidiaries and non-wholly owned entities, including the final consolidation for WDMG:
   a) Provide Balance Sheet, Income Statement, and Cash Flow Financial Statements for review with CFO and CEO by the 20th of each month (objective to moving toward 15th of month);
   b) Work with Corporate Controller and Senior Operational Accounting Manager in all Balance Sheet reconciliations to ensure schedules in place for quarterly and annual audit review requirements;
   c) Responsible for monthly and quarterly detail accounting equity transaction entries and reconciliations.
2) Assist CFO with timely, accurate preparation and timely submission of SEC filings:
   a) Responsible for preparing financial reporting schedules and written documentation of all financial sections (F pages) for timely 10-Q and 10-K SEC filings;
   b) Assist in written documentation for all other sections to review with CFO and CEO;
   c) Assist CFO in Vintage drafts and revisions process to final submission.
3) Work with Corporate Controller and accounting team to ensure successful timely completion of the annual external audit requirements.
4) Lead, coach accounting team for FASB and associated pronouncements (ARB, APS, FAS) and amendments for various accounting treatments for proper accounting entries and meeting/exceeding all Sarbanes Oxley (SOX) requirements.
5) Work with CFO and CEO on merger and acquisition reviews, due diligence, and various financial analysis projects.
6) Assist CFO in annual budget process and quarterly financial forecasts for updating expense Runrates.
7) Participate in business projects as need arises.

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EXHIBIT B

COMPENSATION

Cash compensation: Consultant shall be paid an hourly rate of Eighty-Eight dollars ($88.00) for the services to be provided under this Agreement. The Company will pay for the monthly parking fee at 101 Marietta Street office, $500 per month for health insurance reimbursement, and shall reimburse Consultant for any pre-approved job related expenses. Consultant will invoice the Company bi-weekly. Invoices must include a weekly/bi-weekly timesheet identifying the project name(s), a brief description of services rendered at each project, and receipts for all pre-approved expenses. The Company will pay Consultant within one (1) week following receipt and approval of Consultant's invoice. Actual start date of effort is June 30, 2008.

Equity Compensation: The Company is implementing a 2008 Employee Stock Option Plan ("2008 ESOP") as expeditiously as possible. Under the 2008 ESOP, you will be eligible to receive options to purchase **500,000** shares of WinSonic's common stock at the fair market price of the stock as of the grant date and subject to WinSonic's specific milestone accomplishments and occurrences (i.e., 1/3 assisting in the completion of timely, submitted second quarter 10-Q filing due August 14, 2008, 1/3 upon signing contract to permanent employment agreement, and 1/3 at completion of the timely, submitted 2008 10-K due on/before March 31, 2009). All options shall be subject to the terms and conditions defined in the 2008 ESOP. Future awards under the 2008 ESOP will be set at the fair market price of the stock as of the grant date.

Consultant shall receive IRS Form 1099 at the end of the year for the time consulting services were provided.

See Section 3.1 for conversion of contract to permanent position upon receipt of investment funding; whereby, position becomes permanent as Vice President of Finance at annual compensation of $180,000 (plus health expense reimbursement) and other benefits and employment terms to be further defined. The equity compensation above carries forward from the consulting agreement to permanent employment.

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